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EXHIBIT - 11.1

                        ACE LIMITED AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE



                                                            Three Months Ended            Nine Months Ended
                                                                 June 30                        June 30
                                                           1997             1996            1997            1996
                                                          ------           ------          ------          ------
                                                                 (in thousands, except per share amounts)

Earnings per share - Primary

Weighted average shares outstanding                      55,694,848      46,105,108      57,041,825      46,106,913
Average stock options outstanding (net of repurchased
   shares under the treasury stock method)                  824,993         374,586         769,541         361,919
                                                         ----------      ----------      ----------      ----------
Weighted average shares and share equivalents
   outstanding                                           56,519,841      46,479,694      57,811,366      46,468,832
                                                         ==========      ==========      ==========      ==========
Net income                                              $   130,038    $     52,476    $    333,728    $    202,815
                                                         ==========      ==========      ==========      ==========
Earnings per share                                      $      2.30    $       1.13    $       5.77    $       4.36
                                                         ==========      ==========      ==========      ==========
Earnings per share - Assuming full dilution

Weighted average shares outstanding                      55,694,848       46,105,108      57,041,825     46,106,913
Average stock options outstanding (net of repurchased
shares under the treasury stock method)                   1,039,966          397,205       1,039,966        397,205
                                                         ----------       ----------      ----------      ----------
Weighted average shares and share equivalents
outstanding                                              56,734,814       46,502,313      58,081,791     46,504,118
                                                         ==========      ==========      ==========      ==========
Net income                                                  130,038           52,476         333,728        202,815
                                                         ==========      ==========      ==========      ==========
Earnings per share                                             2.29             1.13            5.75           4.36
                                                         ==========      ==========      ==========      ==========

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